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                                                              Exhibit 21.1

jbh:11/17/96

               SUBSIDIARIES OF TANISYS TECHNOLOGY, INC.
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1st Tech Corporation (a Delaware corporation)

DarkHorse Systems, Inc. (a Delaware corporation)

Rosetta Marketing and Sales, Inc. (a Texas corporation) - Inactive